Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
SMITHKLINE BEECHAM CORPORATION,
FOUNTAIN ACQUISITION CORPORATION
and
SIRTRIS PHARMACEUTICALS, INC.
Dated as of April 22, 2008

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

INDEX OF DEFINED TERMS

Acquisition Proposal	42
Affiliate	53
Agreement	1
Alternative Acquisition Agreement	41
ARE Warrant	14
Audited Balance Sheet	20
beneficial owner	53
beneficially owned	53
Business Day	54
Bylaws	13
Capitalization Date	14
Certificate of Incorporation	13
Certificate of Merger	7
Certificates	11
Change of Board Recommendation	39
Closing	7
Closing Date	7
Code	22
Company	1
Company Board	1
Company Board Recommendation	15
Company Disclosure Schedule	12
Company Employees	22
Company Plans	22
Company Registered Intellectual Property	28
Company Requisite Vote	15
Company Securities	14
Company Stock Plans	9
Compensation Actions	21
Continuing Directors	5
Contract	16
control	54
Control Time	36
controlled	54
controlled by	54
Copyrights	27
Current Employees	42
DGCL	1
Dissenting Shares	10
DOJ	45
Effective Time	7
employee benefit plan	21
Environmental Laws	30
Environmental Permits	30
ERISA	21
ERISA Affiliate	22
Exchange Act	2
Expiration Date	Exhibit A
FDA
Financial Advisor	16
Financial Statements	18
Foreign Antitrust Laws	16
FTC	45
GAAP	54
Governmental Entity	16
GSK	1
Hercules Warrant	14
HSR Act	16
Indemnified Parties	43
Indemnified Party	43
Independent Directors	6
Information Statement	27
Intellectual Property	27
Inventions	27
IRS	22
knowledge	54
Law	16
Licensed-In Agreement	31
Licensed-In Intellectual Property	31
Liens	14
Material Adverse Effect	13
Material Contract	32
Materials of Environmental Concern	30
Merger	1
Merger Agreement	Exhibit A
Merger Consideration	9
Minimum Tender Condition	Exhibit A
Nasdaq	3
Notice Period	41
Offer	1
Offer Conditions	2
Offer Documents	3
Offer Price	1
Option	9
Outside Date	49
Owned Intellectual Property	27
owns beneficially	53
Parent	1

v

Parent Disclosure Schedule	33
Parent Material Adverse Effect	54
Patents	27
Paying Agent	10
Permits	16
Permitted Liens	25
Person	54
Preferred Stock	14
Proceeding	21
Purchase Time	9
Purchaser	1
Purchaser Material Adverse Effect	33
Qualifying Proposal	40
Qualifying Proposal Notice	41
Release	30
Restricted Stock	9
Schedule 14D-9	4
Schedule TO	3
SEC	3
SEC Reports	18
Securities Act	7
Shares	1
Special Meeting	8
Subsidiary	54
Subsidiary Securities	15
Superior Proposal	42
Surviving Corporation	7
Takeover Laws	33
Tax	26
Tender Agreement	2
Termination Fee	51
Top-Up Option	6
Top-Up Shares	6
Trade Secrets	27
Trademarks	27
under common control with	54
Warrants	14

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of April 22, 2008 (this “Agreement”), among SmithKline Beecham Corporation, a Pennsylvania corporation (“Parent”), Fountain Acquisition Corporation, a Delaware corporation and wholly-owned Subsidiary of Parent (“Purchaser”), and Sirtris Pharmaceuticals, Inc., a Delaware corporation (the “Company”).
          WHEREAS, Parent and the Board of Directors of each of Purchaser and the Company has approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;
          WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), at a price of $22.50 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”), without interest;
          WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein, Purchaser shall merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by GlaxoSmithKline plc (“GSK”) or any direct or indirect wholly-owned Subsidiary of GSK or the Company immediately prior to the Effective Time which will be canceled with no consideration paid in exchange therefor, and other than Dissenting Shares) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein;
          WHEREAS, the Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the Delaware General Corporation Law (the “DGCL”), and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement;
          WHEREAS, the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Parent or a wholly-owned Subsidiary of Parent (in each case, in its capacity as the sole stockholder of Purchaser) has adopted the “agreement of merger” set forth in this Agreement in each case, in accordance with the DGCL;
          WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, the persons listed in Exhibit 2(a) have entered into tender and support agreements (the “Tender Agreements”), the form of which is attached as Exhibit 2(b), immediately prior to the execution and delivery of this Agreement; and
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:
ARTICLE I
THE OFFER
          SECTION 1.1. The Offer. (a) (i) Provided that this Agreement shall not have been terminated in accordance with Article VIII and that none of the events set forth in Paragraph (2) of Exhibit A hereto shall exist or have occurred and be continuing, Purchaser shall, and Parent shall cause Purchaser to, promptly (but in no event later than the tenth (10th) Business Day after the date hereof, provided that the Company shall be prepared to disseminate to its stockholders its Schedule 14d-9 and Schedule 14f-1 within such time period) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all outstanding Shares at the Offer Price. The obligations of Purchaser (and of Parent to cause Purchaser) to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of those conditions set forth in Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be the twentieth (20th) Business Day following (and including the day of) the commencement of the Offer. Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Exhibit A), (D) add to the conditions set forth on Exhibit A, (E) modify the conditions set forth on Exhibit A in a manner materially adverse to the holders of Shares, (F) extend the expiration date of the Offer except as required or permitted by Section 1.1(a)(ii) or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.
          (ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Purchaser of the Offer Conditions as of the time of any scheduled expiration of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration and Purchaser shall, and Parent shall cause Purchaser to, immediately accept and promptly pay for all Shares as they are validly tendered during any subsequent offer period. Purchaser may, in its sole discretion and without the consent of the Company, (A) extend the Offer for one or more periods of time of up to twenty (20) Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied (provided, that if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived, then Purchaser shall not be entitled to extend the Offer for more than thirty (30) Business Days in the aggregate, unless one or more of such other Offer Conditions ceases to be satisfied), (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or The Nasdaq Stock Market (“Nasdaq”) applicable to the Offer, or (C) after consultation with the Company, elect (or elect not) to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. The Offer Price may be increased, and the Offer may be extended to the extent required by Law in connection with such increase in the Offer Price, in each case without the consent of the Company.
          (iii) Subject to the terms and conditions of this Agreement:
          (A) Purchaser shall extend the Offer on one or more occasions for periods determined by Purchaser of up to twenty (20) Business Days per extension if, at any scheduled expiration of the Offer, any of the Offer Conditions has not been satisfied or waived; provided, that if, at any scheduled expiration of the Offer, any of the circumstances described in the following clauses (x) or (y) exists, Purchaser shall not be obligated to extend the Offer unless required by applicable Law or any applicable rule or regulation of Nasdaq (but shall be entitled to extend the Offer to the extent permitted by clause (ii) above): (x) the Minimum Tender Condition is not satisfied, but all other Offer Conditions are satisfied or waived; or (y) the Offer Condition set forth in Paragraph 2(a) of Exhibit A is neither satisfied nor waived (other than by reason of a judgment, injunction or order that is not final or remains subject to appeal), and Parent and Purchaser shall have complied with their obligation under Sections 6.6(b) and (c); and
          (B) if the Company delivers a Qualifying Proposal Notice and, on the date of delivery of such Qualifying Proposal Notice, the then scheduled expiration of the Offer is a date less than five (5) Business Days after such date of delivery, then (unless such Qualifying Proposal shall have been withdrawn prior to such then scheduled expiration of the Offer) Purchaser shall extend the Offer so that the Expiration Date does not occur until on or after the date that is five (5) Business Days following the date of delivery of the Qualifying Proposal Notice;
provided, however, that in no circumstance shall Purchaser be required to extend the Offer (1) beyond the Outside Date or (2) at any time that Parent, Purchaser or the Company is permitted to terminate and terminates this Agreement pursuant to Article VIII.
          (b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law.
          (c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.
          SECTION 1.2. Company Consent; Schedule 14D-9. (a) The Company hereby approves of and consents to the Offer.
          (b) On the date the Offer Documents are filed, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 6.3(d), the recommendations of the Company Board described in Section 4.4(b). The Company hereby consents to the inclusion of the recommendations of the Company Board described in Section 4.4(b) in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders. Parent and Purchaser shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to (i) provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto, and (ii) provide Parent and Purchaser with any comments or responses thereto. If, at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9 such that the Schedule 14D-9 would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law.
          SECTION 1.3. Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to, promptly (but in any event within two (2) Business Days after the date hereof), furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform its obligations hereunder, each of Parent and Purchaser shall hold all information and documents provided to it under this Section 1.3 in confidence in accordance with the Confidentiality Agreement, and shall use such information and documents only in connection with the Offer and the Merger.
          SECTION 1.4. Directors. (a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as represents at least a majority of the then-outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. The Company shall also use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board (and of each board of directors and each committee thereof of each wholly-owned Subsidiary of the Company) as the percentage of the entire Company Board represented by individuals designated by Purchaser. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.
          (b) Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement and any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement, the Offer or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by majority vote of the Independent Directors, or, if no Independent Directors are then in office, by a majority vote of the Company Board.

          (c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors shall be so composed; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.
          SECTION 1.5. Top-Up Option. (a) The Company hereby irrevocably grants to Purchaser an option (the “Top-Up Option”), exercisable in Purchaser’s discretion, but only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase (for cash or a note payable) that number (but not less than that number) of Shares (the “Top-Up Shares”) as is equal to the lowest number of Shares that, when added to the number of Shares owned by GSK, Parent or Purchaser at the time of such exercise, shall constitute one share more than ninety percent (90%) of the total Shares then outstanding (assuming the issuance of the Top-Up Shares) at a price per Share equal to the Offer Price; provided, however, that (i) the Top-Up Option shall be exercisable only once, at such time as GSK, Parent and Purchaser, directly or indirectly, own at least eighty-five percent (85%) of the total Shares then outstanding, and only on or prior to the tenth (10th) Business Day after the Expiration Date or the expiration date of any subsequent offering period, (ii) in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized and unissued Shares (including as authorized and unissued Shares, for purposes of this Section 1.5, any Shares held in the treasury of the Company), and (iii) the Top-Up Option may not be exercised if any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable. Purchaser shall, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Purchaser intends to (and Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 2.7.
          (b) Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.
          (c) Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of

1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.
ARTICLE II
THE MERGER
          SECTION 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
          SECTION 2.2. Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, as soon as practicable, but in no event later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.
          SECTION 2.3. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.
          SECTION 2.4. Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time (except that Article I thereof shall read as follows: “The name of the Corporation is Sirtris Pharmaceuticals, Inc.”) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.
          (b) At the Effective Time, and without any further action on the part of the Company and Purchaser, the bylaws of the Company shall be amended and restated in their entirety so as to read as the bylaws of Purchaser as in effect immediately prior to the Effective Time (except that such bylaws shall be amended to reflect that the name of the Surviving Corporation shall be Sirtris Pharmaceuticals, Inc.), and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by law.
          SECTION 2.5. Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.
          SECTION 2.6. Special Meeting. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7, and subject to applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders as soon as practicable following the Purchase Time for the purpose of adopting the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement and include in the Information Statement the Company Board Recommendation. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by GSK or any of its respective direct or indirect Subsidiaries will be voted in favor of the Merger.
          SECTION 2.7. Merger Without Meeting of Stockholders. If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Parent and Purchaser (together with any other direct or indirect wholly-owned Subsidiary of Parent), shall hold in the aggregate at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
          SECTION 3.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities, the following shall occur:
          (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of such Shares in the manner provided in Section 3.4, less any required withholding Taxes;
          (b) each Share held in the treasury of the Company and each Share owned by GSK or any direct or indirect wholly-owned Subsidiary of GSK or the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto; and
          (c) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
          SECTION 3.2. Treatment of Equity Awards. a) Substantially concurrently with the approval of this Agreement by the Company Board, the Compensation Committee of the Company Board has taken all actions so that each option to acquire Shares granted under the Sirtris Pharmaceuticals, Inc. 2004 Stock Option and Restricted Stock Plan, the Sirtris Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Plan, or any other Company stock plan (“Company Stock Plans” and each such option, an “Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the purchase of the Shares pursuant to the Offer (the “Purchase Time”) shall, by virtue of the occurrence of the Purchase Time and without any action on the part of Purchaser, the Company or the holder thereof, be cancelled and shall solely represent the right to receive from the Company in exchange, at the Purchase Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of Shares subject to such Option and (ii) the excess, if any, of the Offer Price, without interest, over the exercise price per Share subject to such Option, less any required withholding Taxes, subject to the withholding arrangements described in the letter, dated April 18, 2008, from Nancy Marsh to Richard Aldrich.
          (b) Substantially concurrently with the approval of this Agreement by the Company Board, the Compensation Committee of the Company Board has taken all actions so that each unvested restricted stock award (“Restricted Stock”) granted under the Company Stock Plans that is outstanding immediately prior to the Purchase Time shall, by virtue of the occurrence of the Purchase Time and without any action on the part of Purchaser, the Company or the holder thereof, be cancelled and shall solely represent the right to receive from the Company in exchange, at the Purchase Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of Shares subject to such award of Restricted Stock and (ii) the Offer Price, without interest, less any required withholding Taxes subject to the withholding arrangements described in the letter, dated April 18, 2008, from Nancy Marsh to Richard Aldrich.
          (c) For the avoidance of doubt, pursuant to such action of the Compensation Committee of the Company Board described in clause (a), if the exercise price per Share of an Option, whether vested or unvested as of the Purchase Time, is equal to or greater than the Offer Price, then by virtue of the occurrence of the Purchase Time and without any action on the part of Purchaser, the Company or the holder thereof, the Option will be cancelled without payment of any consideration to the holder.

          (d) The Company Stock Plans shall terminate as of the Purchase Time, and any and all rights under any provisions in any other plan, program or arrangement, including any Company Plan, providing for the issuance or grant of any other interest in respect of the capital stock of the Company (other than the right to receive the payment contemplated by Section 3.2(a)) shall be canceled as of the Purchase Time, except that all administrative and other rights and authorities granted under the Company Stock Plans to the Company, the Company Board or any committee or designee thereof shall remain in effect and shall reside with the Company following the Purchase Time.
          (e) The Company shall take any actions reasonably necessary to effectuate the provisions of this Section 3.2; it being understood that the intention of the parties is that immediately following the Purchase Time no holder of any Warrants, Options or Restricted Stock or any participant in any Company Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or any of their Subsidiaries pursuant to such Company Plan or other arrangement. Any notice which the Company shall deliver to the holders of Options or Restricted Stock or the participants in any other Company Plan setting forth such holders’ rights pursuant to this Agreement shall be reasonably acceptable to Parent.
          SECTION 3.3. Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares that have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall not constitute Dissenting Shares and instead shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 3.1 of this Agreement, without any interest thereon.
          (b) The Company shall give Parent (i) reasonably prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.
          SECTION 3.4. Surrender of Shares. (a) From time to time after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to timely make, and shall cause the Paying Agent to timely make, all payments pursuant to Section 3.4(b). Such funds may be invested by the Paying Agent as directed by Parent; provided, that such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.
          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III.
          (c) At any time following the date that is six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
          (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article III.
          (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying

Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article III.
          SECTION 3.5. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, and are paid to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other Person in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in (a) the correspondingly numbered Section of the disclosure schedule delivered by the Company to Parent and Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule with respect to such matter) or (b) the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC prior to the date hereof, or any Periodic Report on Form 8-K filed with the SEC after such Form 10-K and prior to the date hereof (provided, however, that (i) matters disclosed any such report shall be deemed disclosed for purposes of this Article IV only to the extent apparent on the face of the disclosure contained therein, and (ii) for this purpose, all disclosures described under “Risk Factors” or which are cautionary and forward-looking in nature or which otherwise do not relate to historical or existing facts, events, changes, effects, developments, conditions or occurrences, shall be disregarded), the Company hereby represents and warrants to Parent and Purchaser as follows:
          SECTION 4.1.Organization and Qualification; Subsidiaries. (a) The Company and each of its Subsidiaries is a duly organized and validly existing corporation or other entity in good standing (where applicable) under the Laws of its jurisdiction of incorporation or organization, with all corporate or other entity power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on (i) the business, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, any changes, effects, events or occurrences shall not be deemed to constitute a Material Adverse Effect to the extent resulting from (1) general changes after the date hereof in general economic or market conditions or in the industries (or therapeutic areas) in which the Company operates; (2) the announcement or pendency of this Agreement or the transactions contemplated hereby or the termination, reduction (or potential reduction) or any other adverse development (or potential adverse development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners (provided that this clause (2) shall be deemed not to include the loss or departure of officers or other employees of the Company); (3) a decrease in the market price of the Shares in and of itself (and not the underlying causes thereof); (4) acts of war or terrorism (or the escalation of the foregoing); (5) changes in any Laws or regulations applicable to the Company or applicable accounting regulations or principles or the interpretation thereof; (6) the performance of this Agreement and the transactions contemplated hereby including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company at the express written request or with the prior express written consent of Parent or Purchaser; (7) the fact, in and of itself (and not the underlying causes thereof) that the Company or its Subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions; and (8) natural disasters or other force majeure events, so long as, in the case of clauses (1), (4), (5) and (8), such changes or events do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the industries (or therapeutic areas) in which the Company and its Subsidiaries operate.
          (b) Section 4.1(b) of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company. The Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of all the equity interests of each Subsidiary of the Company, free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, beneficially or of record, any interest in any Person other than the Company’s Subsidiaries.
          SECTION 4.2. Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect, including all amendments thereto (respectively, the “Certificate of Incorporation” and “Bylaws”) and of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for each Subsidiary of the Company. The Certificate of Incorporation and the Bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

          SECTION 4.3. Capitalization. (a) The authorized capital stock of the Company consists of (i) 100 million Shares, and (ii) 20 million shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
          (b) As of the close of business on April 21, 2008 (the “Capitalization Date”): (i) 29,265,360 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights; (ii) an aggregate of 3,722,905 Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company Stock Plans; (iii) no shares of Preferred Stock were designated, issued or outstanding; (iv) no shares of Common Stock were held in the treasury of the Company; and (v) 85,034 Shares were deliverable upon the exercise of the Warrant Agreement, dated as of April 18, 2006, by and between the Company and Hercules Technology Growth Capital, Inc. (the “Hercules Warrant”) and 11,905 Shares were deliverable upon the exercise of the Warrant Agreement, dated as of August 1, 2005, by and between the Company and ARE-770/784/790 Memorial Drive, LLC (the “ARE Warrant” and collectively with the Hercules Warrant, the “Warrants”). From the close of business on the Capitalization Date through the date of this Agreement, no options or other rights to acquire Shares or shares of Preferred Stock have been granted and no Shares or shares of Preferred Stock have been issued or sold from treasury, except for Shares issued pursuant to the exercise of Options or the Warrants in accordance with their terms. Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, each Option or other equity-based award outstanding under any Company Plan, the number of Shares issuable thereunder and the expiration date and exercise or conversion price relating thereto. As of the date hereof, the exercise price of the ARE Warrant is $4.20 and the exercise price of the Hercules Warrant is $5.88.
          (c) Except as set forth in clauses (a) and (b) of this Section 4.3 (including Shares described therein as reserved for issuance upon the exercise of Options and the Warrants) and for the Company’s obligations under this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to any Company Securities to which the Company is a party.
          (d) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”) other than Permitted Liens. There are not outstanding or authorized any (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (ii) options or other rights to acquire from any Subsidiary of the Company, or any obligation of any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities, and there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to any Subsidiary Securities to which the Company or any of its Subsidiaries is a party.
          SECTION 4.4. Authority. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Company’s stockholders under the DGCL to the extent required by applicable Law, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
          (b) The Company Board (at a meeting or meetings duly called and held) has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of, the Company and its stockholders; (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement; (iii) directed that the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted to the stockholders of the Company for adoption (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7); and (iv) resolved to recommend acceptance of the Offer and adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of the Company (the “Company Board Recommendation”), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.
          SECTION 4.5. No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company, the consummation of the Offer, and, subject to the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Company’s stockholders under the DGCL to the extent required by applicable Law, the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement (“Law”) or any Nasdaq rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court, commission, or any other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Information Statement), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the applicable requirements of Nasdaq, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          SECTION 4.6. Compliance. (a) The Company and each of its Subsidiaries is and at all times has been in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, including Laws enforced by the U.S. Food and Drug Administration (“FDA”) and comparable foreign Governmental Entities. The Company and its Subsidiaries have all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations (“Permits”) from Governmental Entities required to conduct their respective businesses. The Company and its Subsidiaries are in compliance in all material respects with all such Permits, and any third party that is a manufacturer or contractor for the Company or any of its Subsidiaries has and is in compliance in all material respects with all Permits from the FDA and comparable foreign Governmental Entities insofar as the same are required for or pertain to the manufacture or handling of product components or products for the Company or any of its Subsidiaries.
          (b) Neither the Company nor any Subsidiary of the Company has either voluntarily or involuntarily initiated, conducted, or issued any recall, market withdrawal, safety alert, warning, “dear doctor” letter, investigator notice, or other notice relating to an alleged lack of safety or efficacy of any product or product candidate of the Company or any Subsidiary of the Company.
          (c) All reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or other drug regulatory agency by the Company or any Subsidiary of the Company have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
          (d) The Company and each Subsidiary of the Company is in material compliance with all applicable Laws, regulatory or warning letters, notices of adverse findings, and any other letters or notices issued or administered by the FDA or other drug regulatory agency. There are no pending or, to the knowledge of the Company, threatened regulatory actions (other than non-material routine or periodic inspections or reviews) against any of the Company, the Company’s Subsidiaries or, with respect to the products of the Company, any Person that manufactures or develops the products of the Company or any Subsidiary of the Company or product candidates pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with the Company or any of the Company Subsidiaries by the FDA or any authorized Governmental Entity, which regulates the sale of drugs in any jurisdiction. The Company has not received any written notices from the FDA or other drug regulatory agency alleging or asserting noncompliance with any applicable Law.
          (e) Each product (or product candidate in clinical trials as of the date hereof) of the Company or any Subsidiary of the Company is and has been developed, tested, manufactured and stored by or on behalf of the Company or any of its Subsidiaries in compliance with the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder, and all applicable similar Laws in foreign jurisdictions, including those requirements relating to “good manufacturing practice,” “good laboratory practice” and “good clinical practice,” as defined by the FDA, and all applicable Law. There have not been any recalls, whether voluntary or otherwise, of products manufactured distributed or sold by or on behalf of the Company or any Subsidiary of the Company.
          (f) None of the Company, the Company’s Subsidiaries or, to the knowledge of the Company, any of their respective employees, agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any drug regulatory agency, and there are no proceedings pending or, to the knowledge of the Company, threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any drug regulatory agency.

          (g) There are no “serious adverse events” (as such term is defined in 21 C.F.R. 312.32) associated with clinical trials of the products or product candidates of the Company or any Subsidiary of the Company, whether conducted by the Company, any Subsidiary of the Company or any other Person, that have not been reported to the FDA and other applicable drug regulatory agencies in accordance with applicable Law.
          (h) All studies, tests, and preclinical and clinical trials being conducted by the Company or any Subsidiary of the Company are being conducted in material compliance with experimental protocols, procedures and controls pursuant to generally accepted professional scientific standards, “good laboratory practices,” as applicable, and “good clinical practices” as defined by the FDA, and all applicable Law. Neither the Company nor any Subsidiary of the Company has received any written notices from the FDA or any other Governmental Entity requiring the termination, suspension, or material modification of any clinical trials conducted by the Company or any Subsidiary of the Company.
          (i) To the knowledge of the Company, the Company has, prior to the date hereof, provided or made available to Parent in the electronic data room all material documents and data relating to the results of all assays, preclinical and clinical trials, and any other tests, experiments, analysis or investigations conducted by or on behalf of the Company with respect to each product or product candidate or existing compound of the Company, to the extent such documents and data exist in tangible form and are in the possession of the Company or its Subsidiaries prior to the execution of this Agreement.
          SECTION 4.7. SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or transmitted by it with or to the SEC since March 1, 2007 (such documents filed or otherwise transmitted since March 1, 2007 and prior to the date hereof, the “SEC Reports”). As of their respective dates, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the SEC Reports (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments which are not, individually or in the aggregate, material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC).
          (c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described below in this Section 4.7(c). The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, and to the knowledge of the Company, such system of internal control over financial reporting is effective. For purposes of this Section 4.7(c), “knowledge of the Company” means the actual knowledge after due inquiry of the Chief Executive Officer; the Chief Operating Officer; the Vice President, Finance; and the Assistant Comptroller, and shall not have the meaning ascribed thereto in Section 9.3(f). The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and (ii) has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses, to the knowledge of the Company, in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Prior to the date hereof, a true, correct and complete summary of any such disclosures made by management to the Company’s auditors and the audit committee of the Company’s Board of Directors has been provided to Parent and is set forth as Section 4.7(c) of the Company Disclosure Schedule.
          (d) Since March 1, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
          (e) To the knowledge of the Company, as of the date hereof, no employee of the Company nor any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
          (f) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded on a balance sheet under GAAP, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, other than liabilities (i) as and to the extent reflected or reserved against on the Audited Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the December 31, 2007, (iii) arising from contractual obligations to be performed after the date hereof under Contracts set forth in Section 4.18 of the Company Disclosure Schedule or other Contracts not required to be listed therein (but excluding any obligations or liabilities that arise in connection with any Contract as a result of any breach or default at or prior to the Purchase Time under such Contract), (iv) resulting from the Company’s compliance with clauses (a) through (n) of Section 6.1, or (v) that are investment banking, accounting and legal fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement. The “Audited Balance Sheet” means the consolidated balance sheet of the Company dated as of December 31, 2007 included in the Company’s Annual Report on Form 10-K for the twelve (12)-month period ended December 31, 2007 filed with the SEC prior to the date hereof.
          SECTION 4.8. Absence of Certain Changes or Events.
          (a) Since December 31, 2007 through the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries has taken any action since December 31, 2007 that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.1.
          (b) Since December 31, 2007, there has not been (and there is not) any change, condition, event or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) The Compensation Committee of the Company Board is (and at all times since March 1, 2007 was, and at all times from the date of this Agreement to the first date on which the Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.4 will be) composed solely of Independent Directors. Since October 1, 2007, neither the Company nor any of its Subsidiaries has done any of the following except as has been approved, as an employment compensation, severance or other employee benefit arrangement, by the Compensation Committee of the Company Board (and, to the extent any of the following was so approved after the date of the first discussion of a possible tender offer or merger by the Company with Parent or one of its Affiliates, the Compensation Committee of the Company Board was, at the time of each such approval, aware of the status of such potential tender offer or merger) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto: (i) any granting by the Company or any of its Subsidiaries to any present or former director, officer or employee of any increase in compensation or benefits in any form or of the right to receive any severance or termination compensation or benefit, or any approval, amendment or modification of any such grant; or (ii) any entry by the Company by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition or severance agreement or arrangement with any present or former director, officer or employee, or any approval, amendment or modification of any such agreement or arrangement; or (iii) any approval, amendment to or adoption of any Company Plan (the matters described in foregoing clauses (i), (ii) and (iii), collectively, “Compensation Actions”).
          SECTION 4.9. Absence of Litigation. (a) There is no claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Entity (each, a “Proceeding”) pending (or, to the knowledge of the Company, threatened in writing) to which the Company or any of its Subsidiaries is a party or against the Company or any of its Subsidiaries or any of its or their properties or assets, other than any such Proceeding that (i) does not involve an amount in controversy in excess of $100,000, (ii) does not seek injunctive or other non-monetary relief, and (iii) would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Section 4.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Proceeding resolved or settled since March 25, 2004 and prior to the date of this Agreement and requiring payment by the Company or any of its Subsidiaries in excess of $100,000 or involving the imposition on the Company or any of its Subsidiaries of injunctive or other non-monetary relief.
          (c) To the knowledge of the Company, no officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, and to the knowledge of the Company, no such Proceeding is threatened.
          SECTION 4.10. Employment Agreements and Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other employment, bonus, vacation, stock option, stock purchase, restricted stock or other equity-based, incentive, deferred compensation, profit sharing, savings, retirement, retiree medical or life insurance, supplemental retirement, severance, fringe benefit, retention, change of control or other benefit plans, programs, agreements, contracts, policies or arrangements contributed to, sponsored or maintained by the Company as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company (collectively, the “Company Employees”) or to which the Company is a party or with respect to which the Company has or would reasonably be expected to have any liability (such plans, programs, policies, agreements and arrangements, including the Company Stock Plans, collectively, “Company Plans”).
          (b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter received from the Internal Revenue Service (the “IRS”) for each Company Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) the most recent summary plan description and any summaries of any material modification of such Company Plan, (iv) all prospectuses prepared in connection with any such Plan, (v) any participant communications made since October 1, 2007, that could reasonably be expected to give rise to a material liability and (vi) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any.
          (c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan; and (iii) all contributions, premiums and other payments required to be made with respect to each Company Plan have been made on or before their due dates under applicable Law and the terms of such Company Plan.
          (d) Neither the Company or any of its Subsidiaries nor any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, an “ERISA Affiliate”), is now contributing to or has any material liability to, or has at any time within the past six (6) years (and in the case of any such other Person, only during the period within the past six (6) years that such other Person was an ERISA Affiliate) contributed to or had any material liability to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

          (e) No Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Company Plan.
          (f) Except as set forth in Section 4.10 of the Company Disclosure Schedule, no Company Plan provides post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code or similar Law of any state or foreign jurisdiction.
          (g) Each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially and adversely affect such favorable determination.
          (h) Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will or may (either alone or upon occurrence of any subsequent termination of employment of any current Company Employee of the Company) (i) result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, or any similar consequence with respect to any Company Plan or (ii) result in the failure of any amount to be deductible by reason of Section 280G of the Code.
          (i) All Options and other equity-based awards under Company Plans (i) have been granted in compliance, all material respects, with the terms of the applicable Company Plans, with applicable Laws, and with the applicable provisions of the Company’s certificate of incorporation and bylaws as in effect at the time of the applicable grant, and (ii) are accurately disclosed as required by applicable Law in (x) the SEC Reports and the Financial Statements and (y) the Tax returns of the Company.
          SECTION 4.11. Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement or any labor union contract, nor, to the knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works’ council or a labor organization, nor are there any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization. There is no pending or, to the knowledge of the Company, threatened labor strike, walkout, work stoppage, or lockout with respect to employees of the Company or any of its Subsidiaries. No grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) To the knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor and employment, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, notification, and employee terminations. Except as would not result in any material liability to the Company, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
          (c) Except as would not result, individually or in the aggregate, in any material liability to the Company, with respect to any person who provides personal services to the Company, (i) the Company has classified each such service provider as either an “employee” or an “independent contractor” and has had a reasonable basis for each such determination; (ii) such classifications have, to the knowledge of the Company, been consistent among service providers who provide similar services and are otherwise similarly situated; (iii) no person who is classified, or was classified, as an independent contractor has been classified as an employee of the Company at any other time; (iv) all Company tax returns have been filed on a basis consistent with such classifications; (v) such classifications have, to the knowledge of the Company, complied in all material respects with applicable laws; (vi) all employees have, to the knowledge of the Company, been properly treated in all material respects under all Company Plans; and (vii) there are no complaints, actions, claims or proceedings pending, or to the knowledge of the Company, threatened to be brought, by any such person or governmental body to reclassify any employee or independent contractor.
          SECTION 4.12. Insurance. Section 4.12 of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.
          SECTION 4.13. Properties. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company: (a) has good title to all tangible personal property reflected in the latest balance sheet included in the SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) other statutory liens securing payments not yet due, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements, (v) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (vi) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the financial statements included in the Financial Statements and (vii) other Liens being contested in good faith in the ordinary course of business or which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (collectively, the “Permitted Liens”); and (b) is the lessee of all leasehold estates reflected in the latest Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company’s knowledge, the lessor. The Company does not own any real property.
          SECTION 4.14. Tax Matters. (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company has timely filed or caused to be filed all returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company or any of its Subsidiaries or any of its or their income, properties or operations; (ii) the Company has paid all Taxes shown thereon as owing; and (iii) all such returns are true, correct and complete.
          (b) The Company has made adequate provisions in accordance with GAAP, appropriately and consistently applied, in the Financial Statements for the payment of all material Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
          (c) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim or assessment against the Company or any of its Subsidiaries for any alleged material deficiency in Taxes, and, to the knowledge of the Company, there is no outstanding audit or investigation with respect to any material liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable, and no closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.
          (d) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable Person (and timely paid to the appropriate taxing authority) proper and accurate amounts in compliance with the Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation and withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations).
          (e) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise. To the Company’s knowledge, no written claim that remains unresolved has been made by any authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
          (f) There are no Liens with respect to material Taxes (other than Taxes not yet due and payable) on any of the assets or properties of the Company or any of its Subsidiaries.
          (g) None of the Company, any of its Subsidiaries or any predecessors of the Company or any of its Subsidiaries by merger or consolidation has since January 1, 2006 been a party to a transaction intended to qualify under Section 355 of the Code.
          (h) The Company and its Subsidiaries have, in all material respects, maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable Laws of the states, counties, localities and other political divisions wherein it is required to file material Tax returns and other reports relating to material Taxes.
          (i) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is listed within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.
          (j) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, or windfall profit tax, or other tax of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.
          SECTION 4.15. Schedule 14D-9; Offer Documents; Information Statement. (a) None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D—9 will not, at the time it is filed with the SEC, at the time it is mailed to stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser which is included in the Offer Documents or the Schedule 14D-9. The Schedule 14D—9 will, at the time it is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.
          (b) The letter to stockholders, notice of meeting and information statement or proxy statement and form of proxy, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Information Statement”) will not, at the time the Information Statement is first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser which is included in the Information Statement. The Information Statement will, at the time the Information Statement is first mailed to stockholders of the Company, at the time of the Special Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
          SECTION 4.16. Intellectual Property. (a) As used herein, “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, Internet domain names, trade dress, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, the “Trademarks”); (ii) inventions and discoveries, whether or not patentable, and invention disclosures (collectively, the “Inventions”); (iii) patents, registrations, and applications therefor, including divisionals, provisionals, continuations and continuations-in-part applications, and including extensions, reexaminations and reissues (collectively, the “Patents”); (iv) trade secrets, confidential information and know-how, including processes, methods, schematics, business methods, formulae, drawings, prototypes, models and designs (collectively, the “Trade Secrets”); and (v) software, copyrighted works and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, the “Copyrights”). “Owned Intellectual Property” means all Intellectual Property owned by the Company.

          (b) To the knowledge of the Company, the Company or one of its Subsidiaries owns or possesses legally enforceable rights to use, in each case free and clear of any and all Liens except for Permitted Liens, covenants and restrictions (except, in the case of licenses, the interests of the licensing party and the terms and conditions of such licenses), all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
          (c) Section 4.16(c) of the Company Disclosure Schedule sets forth (i) a list of all U.S. and foreign Patents owned by the Company or any of its Subsidiaries; (ii) a list of all U.S. and foreign registered and material unregistered Trademarks (other than Internet domain names) owned by the Company or any of its Subsidiaries; (iii) a list of all Internet domain names owned by the Company or any of its Subsidiaries; (iv) a list of all registered Copyrights owned (in whole or in part) by the Company or any of its Subsidiaries; and (v) any other material Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity that is Owned Intellectual Property (collectively, the “Company Registered Intellectual Property”), and in each case identifies the name of the owner of such Company Registered Intellectual Property, and as applicable, the registration number and issue or registration date or application number and filing date and the relevant filing jurisdiction.
          (d) Each item of Company Registered Intellectual Property was, to the knowledge of the Company, validly issued, is subsisting and has not expired or been cancelled or abandoned, and all documents, recordations, certificates and fees (including filing, examination and maintenance fees) in connection with such Company Registered Intellectual Property required to be filed or paid on or before the Purchase Time have been filed or paid with the relevant patent, copyright, trademark or other authorities in the United States or other jurisdictions, as the case may be. With respect to the Owned Intellectual Property, to the knowledge of the Company, there have been no material misrepresentations or concealment of any material information to the United States Patent and Trademark Office or other applicable Governmental Entity. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or claim (or to the knowledge of the Company, oral notice or claim), challenging the Company’s or any of its Subsidiaries’ complete and exclusive ownership of the Owned Intellectual Property, or the Company’s or any of its Subsidiaries’ entitlement to use the Licensed-In Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect to the Owned Intellectual Property or (other than the licensor’s interest) with respect to the Licensed-In Intellectual Property and, to the knowledge of the Company, there is no valid basis for any such claim. As of the date hereof, to the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Owned Intellectual Property rights of the Company or any of its Subsidiaries. There is no claim asserted, threatened or planned to be asserted by the Company or any of its Subsidiaries that (i) any third party has infringed, misappropriated or otherwise violated any Intellectual Property rights of the Company or any of its Subsidiaries; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any Intellectual Property rights of the Company or any of its Subsidiaries.
          (e) To the knowledge of the Company, the Company has taken reasonable measures to protect the proprietary nature of the Owned Intellectual Property. Without limiting the generality of the foregoing, the Company and its Subsidiaries enforce a policy of requiring each director, officer, employee, consultant and independent contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that assign to the Company all rights to any Intellectual Property relating to the Company’s or its Subsidiaries’ business that is developed by the employees, consultants or contractors, as applicable, and, except under nondisclosure or confidentiality agreements, or in connection with the release or distribution of products of the Company or any of its Subsidiaries, to the knowledge of the Company there has been no disclosure by the Company or any of its Subsidiaries of its confidential information or trade secrets. To the knowledge of the Company, other than in the ordinary course of business, no material Trade Secret of the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party not subject to confidentiality obligations to the Company or any of its Subsidiaries and no party to a nondisclosure agreement with Company or any of its Subsidiaries is in material breach or default thereof.
          (f) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is or has been infringing, diluting, using without authorization or misappropriating, and none of the Company, any of its Subsidiaries, any of their respective products or the conduct of their business is or has been infringing, diluting, using without authorization or misappropriating any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation, dilution, use or misappropriation.
          (g) No Owned Intellectual Property used in the business of the Company and its Subsidiaries was developed using any facilities or resources of institutes of higher learning or under any Contracts with any Governmental Entity. To the knowledge of the Company, none of the activities of the employees of the Company or any of its Subsidiaries violates any Contract, arrangement or fiduciary duty which any such employee has with a former employer, and no such former employer has asserted in writing to the Company or any of its Subsidiaries any such violation. Section 4.16(g) of the Company Disclosure Schedule sets forth an accurate and complete list of any report or other analysis prepared by or on behalf of the Company or any of its Subsidiaries regarding any of the matters described in the preceding sentences of this clause (g), and each such report or other analysis has been made available to Parent prior to the date of this Agreement.
          (h) Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any material Owned Intellectual Property (including failure to disclose any known material prior art in connection with the prosecution of patent applications with respect to any such Patent) nor, to the knowledge of the Company, has any licensor (or the Company or any of its Subsidiaries, to the extent it has the right or obligation under such license to do so) under the Licensed-In Agreements taken or failed to take any such action in respect to the Intellectual Property licensed thereunder.
          SECTION 4.17. Environmental Matters. (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries comply and have complied with all applicable

Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, there are not Materials of Environmental Concern (as defined below) at any property operated by the Company or its Subsidiaries, under circumstances that are reasonably likely to result in liability of the Company nor its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; and (iv) neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and to the knowledge of the Company no such Proceeding has been threatened.
          (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.
          (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
“Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, decrees, judgments, decisions, orders, common law, or other requirements of Governmental Entities relating to (i) protection of the environment, natural resources, or the quality of the ambient air, soil, surface water or groundwater or (ii) Materials of Environmental Concern, in effect as of the date of this Agreement.
“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.
“Materials of Environmental Concern” shall mean any pollutant, contaminant, waste, or hazardous, acutely hazardous, or toxic substance defined and regulated as such or the subject of liability under Environmental Laws.
“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.
          SECTION 4.18. Contracts. (a) Section 4.18 of the Company Disclosure Schedule lists, and the Company has made available to Parent in the electronic data room true, correct and complete copies of, each and every Contract (in each case, determined as of the date hereof) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound and which is currently in effect or under which the Company or any of its Subsidiaries has any continuing rights or obligations:
     (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
     (ii) relating to the research, development, clinical trial, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate of the Company or any of its Subsidiaries;
     (iii) that is a license, sublicense or other Contract pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company, excluding generally commercially available, off-the-shelf software programs (the “Licensed-In Intellectual Property” and such license, sublicense or other Contract, a “Licensed-In Agreement”);
     (iv) that is a license, sublicense or other Contract pursuant to which any third party (A) is authorized to use Owned Intellectual Property that is material to the business of the Company or (B) has obtained and continues to have exclusive rights in Owned Intellectual Property that is material to the business of the Company and its Subsidiaries;
     (v) involving the payment or receipt of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product or business activity of the Company or any of its Subsidiaries;
     (vi) that contains covenants that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete with any Person or in any business, geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, except for any such Contract that may be canceled without penalty by the Company or its Subsidiaries upon notice of sixty (60) days or less;
     (vii) relating to the formation, creation, operation, management or control of any partnership or joint venture or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make an investment in or extension of credit to any Person;
     (viii) that involves or relates to (A) indebtedness for borrowed money or the deferred purchase price of goods or services and having an outstanding principal amount in excess of $100,000 or (B) any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract;

     (ix) under which payments are reasonably anticipated by the Company and its Subsidiaries, as of the date hereof, to be made by or to the Company and its Subsidiaries during the twelve (12) month period ending on March 31, 2009 in excess of $100,000;
     (x) with respect to any acquisition or disposition of any Person or business or material portion thereof pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $100,000; or
     (xi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.
Each such Contract described in clauses (i) through (xi) is referred to herein as a “Material Contract.”
          (b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by it under each Material Contract. Except in any case of default as would not have or reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and (y) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party.
          SECTION 4.19. Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person that currently owns five percent (5%) or more of the Shares, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          SECTION 4.20. Opinion of Financial Advisor. Prior to the execution of this Agreement, J.P. Morgan Securities Inc. (the “Financial Advisor”) has delivered to the Company Board its opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders. Prior to the execution of this Agreement, a true, correct and complete copy of the opinion was delivered to Parent, solely for informational purposes.
          SECTION 4.21. Brokers; Certain Fees. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries, except as provided in the letter agreement between the Company and the Financial Advisor dated April 8, 2008, a complete and correct copy of which was delivered to Parent prior to the date of this Agreement.
     SECTION 4.22. Takeover Laws. The Company Board has, prior to the execution of this Agreement, (a) approved, for purposes of Section 203 of the DGCL, this Agreement and the Tender Agreements and the transactions contemplated hereby and thereby, including the Offer and the Merger and (b) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND PURCHASER
          Except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Parent and Purchaser to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule with respect to such matter), Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:
          SECTION 5.1. Organization. Each of Parent and Purchaser is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other entity power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser free and clear of all Liens. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities except as contemplated by this Agreement. “Purchaser Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the ability of Parent or Purchaser to timely perform their respective obligations under this Agreement or to timely consummate the transactions contemplated hereby.
          SECTION 5.2. Authority. Each of Parent and Purchaser has all necessary corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Purchaser, and no other corporate or other entity proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
          SECTION 5.3. No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Purchaser, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or any rule or regulation of any stock exchange applicable to Parent or Purchaser or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Purchaser under, any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby by each of Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the HSR Act, (iii) the applicable requirements of Nasdaq, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) the applicable requirements of Foreign Antitrust Laws, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          SECTION 5.4. Absence of Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such

Proceedings that would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
          SECTION 5.5. Offer Documents; Schedule 14D-9; Information Statement. (a) None of the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company that is included therein. The Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
          (b) None of the information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser that is included in the Information Statement or the Schedule 14D-9 will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Information Statement, at the time the Information Statement is mailed to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          SECTION 5.6. Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.
          SECTION 5.7. Financing. Parent has, and as of the Closing will have, available sufficient cash, cash equivalents and access to financing to satisfy its obligations to permit Purchaser to purchase and pay for Shares pursuant to the Offer and to consummate the Merger and the other transactions contemplated by this Agreement. Parent owns, directly or through one or more wholly-owned Subsidiaries, substantially all of the assets and properties comprising the United States geographical sector of GSK’s business.
          SECTION 5.8. Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, except as would not have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

ARTICLE VI
COVENANTS
          SECTION 6.1. Conduct of Business of the Company Pending the Merger. Except as provided in or required by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the earlier of (i) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.4(a) and (ii) the Effective Time (such earlier time, the “Control Time”), the Company will conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will, and will cause its Subsidiaries to, use their reasonable best efforts to preserve intact their business organization, to keep available the services of their current officers, employees and consultants and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing and except as provided in or contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Control Time, without the prior written consent of Parent, the Company will not, and will cause its Subsidiaries not to:
          (a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;
          (b) issue, deliver, sell, pledge, dispose of or encumber any Company Securities or Subsidiary Securities or other rights of any kind to acquire or receive any Company Securities or Subsidiary Securities, including stock appreciation rights, phantom stock or similar instruments (except for the issuance of Shares upon the exercise of Options or the Warrants);
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned Subsidiary of the Company);
          (d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than the acquisition of Shares tendered by directors, officers, employees or former employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options, in each case pursuant to the terms of a Company Plan);
          (e) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of any business, assets or securities, in each case other than the acquisition or disposition of inventory, raw materials, equipment and other supplies in the ordinary course of business consistent with past practice;

          (f) enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof), including the Warrants;
          (g) authorize or make any capital expenditures except in accordance with the Company’s capital expenditure budget set forth in Section 6.1 of the Company Disclosure Schedule;
          (h) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company);
          (i) (i) enter into any new, or amend, or terminate any existing, employment, severance, change of control, indemnification, termination, severance, consulting, incentive award or salary continuation agreements or arrangements with or for the benefit of any present or former officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants; (ii) except as provided in Section 3.2, accelerate the vesting or payment of the compensation payable or the benefits provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any amounts not due to any such individual under applicable Law or the terms of any Company Plan, including with respect to severance; or (iii) fund or make any contribution to any Company Plan or trust not required to be funded or contributed to;
          (j) except as permitted by the preceding clause (i), establish, adopt, enter into, amend in any material respect (other than as required by applicable Law) or terminate any Company Plan (including any employment, severance, consulting or other individual agreement) except as provided in Section 3.2, or adopt or enter into any other employee benefit plan or arrangement that would be considered a Company Plan if it were in existence on the date of this Agreement, provided that nothing in this Section 6.1 shall be deemed to preclude (i) the termination of employment of an employee other than an officer in the ordinary course of business consistent with past practice, or (ii) the payment of severance to any such terminated employee in amounts that are consistent with past practice;
          (k) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
          (l) (i) make any material Tax election or take any material position on any Tax return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required pursuant to a change in applicable Law or the Code; (ii) enter into any settlement or compromise of any material Tax liability; (iii) file any amended Tax returns that would result in a material change in Tax liability, taxable income or loss; or (iv) enter into any closing agreement relating to any material Tax liability;

          (m) compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $100,000 individually or $300,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
          (n) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company as are currently in effect; or
          (o) agree to take any of the actions described in Sections 6.1(a) through 6.1(n).
          SECTION 6.2. Access to Information; Confidentiality. (a) Subject to the restrictions imposed by the HSR Act and Foreign Antitrust Laws, from and after the date of this Agreement until the Control Time, the Company will use best efforts to (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours to all employees, plants, offices and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company’s Representatives to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request, (iii) cause its and its Subsidiaries’ officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Purchaser may from time to time reasonably request, and (iv) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.
          (b) Information obtained by Parent or Purchaser pursuant to Section 6.2(a) shall be subject to the provisions of the Confidentiality Agreement.
          (c) Nothing in this Section 6.2 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality, provided that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure and shall disclose or describe such information to the fullest extent possible consistent with such obligations, or (ii) result in a violation of applicable law, including the HSR Act or Foreign Antitrust Laws.
          (d) No investigation by and of any party or its Representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the parties set forth herein.
          SECTION 6.3. Acquisition Proposals. (a) Subject to Section 6.3(b), the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the date hereof until the Purchase Time: (i) initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such Acquisition Proposal, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or, except for a confidentiality agreement contemplated pursuant to Section 6.3(b), enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation (a “Change of Board Recommendation”), or (iv) resolve, publicly propose or agree to do any of the actions described in clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and shall reasonably promptly request (or, to the extent the Company is contractually permitted to do so, require) the return or destruction of all confidential information provided by or on behalf of the Company or any of its Subsidiaries to any such Person.
          (b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date of this Agreement and prior to the Purchase Time, (i) the Company has received a written Acquisition Proposal from a third party that is not in violation of such third party’s contractual obligations to the Company and that the Company Board believes in good faith is bona fide, (ii) an intentional breach by the Company of this Section 6.3 has not contributed to the making of such Acquisition Proposal, and (iii) the Company Board determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company may, subject to clauses (x) and (y) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal, and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that (x) the Company will not, and will not allow its Representatives to, disclose any non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person no less favorable to the Company than the confidentiality agreement, dated as of February 6, 2006, as amended, by and between the Company and Parent, and (y) the Company will, as promptly as reasonably practicable, provide to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent.
          (c) From and after the date hereof and prior to the Purchase Time, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries that, to the knowledge of the Company, are related to any actual or potential Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition

Proposal. The Company shall provide Parent promptly (and in any event within such twenty-four (24)-hour period) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where such Acquisition Proposal is not in writing, a description of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed (orally or, at Parent’s request, in writing) on a current basis (and in any event no later than twenty-four (24) hours after the occurrence of any changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent, and neither the Company nor any of its Subsidiaries is currently party to any agreement that prohibits the Company from providing the information described in this Section 6.3(c) to Parent. The Company (i) shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party, and (ii) shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement.
          (d) Notwithstanding anything in Section 6.3(a) to the contrary, if (i) the Company receives a written Acquisition Proposal from a third party that is not breach of such third party’s contractual obligations to the Company and that the Company Board believes in good faith is bona fide, (ii) an intentional breach by the Company of this Section 6.3 has not contributed to the making of such Acquisition Proposal, and (iii) the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (C) below (an Acquisition Proposal meeting the requirements of the foregoing clauses (i), (ii) and (iii), a “Qualifying Proposal”), the Company Board may at any time prior to the Purchase Time, if it determines in good faith, after consultation with outside counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (x) effect a Change of Board Recommendation and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or substantially concurrently with such termination the Company (1) pays the fee required by Section 8.5 and (2) substantially concurrently with such termination enters into the Alternative Acquisition Agreement; and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have materially breached this Section 6.3, (B) the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Notice Period” and such notice, a “Qualifying Proposal Notice”)), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of any proposed definitive agreement(s) with respect to such Superior Proposal (the “Alternative Acquisition Agreement”), (C) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (D) following any negotiation described in the immediately preceding clause (C), such Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.
          (e) The Company agrees that any intentional violations of the restrictions set forth in this Section 6.3 by any of its Representatives set forth in Section 6.3(e) of the Company Disclosure Schedule shall be deemed to be an intentional breach of this Agreement (including this Section 6.3) by the Company.
          (f) Notwithstanding anything in Section 6.3(a) to the contrary, the Company Board may effect a Change of Board Recommendation at any time prior to the Purchase Time, if it determines in good faith, after consultation with outside counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that (i) this Section 6.3(f) shall not apply to any Change of Board Recommendation in connection with any Acquisition Proposal, and (ii) the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance of its intention to make such a Change of Board Recommendation.
          (g) Nothing contained in this Section 6.3 shall prohibit the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, or (iii) an express reaffirmation of its recommendation to its stockholders in favor of the Offer and the Merger, shall be deemed to be a Change in Board Recommendation (including for purposes of Section 8.4(b)).
          (h) The Company shall not take any action to (i) exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other

Law) or otherwise cause such restrictions not to apply, or (ii) exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the provisions on “control share acquisitions” contained in any Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 8.3(b).
          (i) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made or renewed by a Person or group at any time after the date hereof which is structured to permit such Person or group to acquire beneficial ownership of at least ten percent (10%) of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except the references in the definition thereof to “ten percent (10%)” shall be replaced by fifty percent (“50%”)) made in writing after the date hereof that (x) includes per-Share consideration that is greater than the Offer Price (including, only if the per-Share consideration is not all cash, a determination by the Board of Directors in good faith, on the advice of the Financial Advisor, to such effect) and is otherwise on terms that the Company Board has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is superior from a financial point of view to this Agreement, and (y) which the Company Board has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated.
          SECTION 6.4. Employment and Employee Benefits Matters. (a) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2008, to continue to maintain for the individuals employed by the Company at the Effective Time (the “Current Employees”) (i) base compensation at the levels in effect at the Effective Time, (ii) the Company’s 2008 annual cash bonus program as in effect at the Effective Time and (iii) benefits under the employee benefit plans in effect at the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, that nothing in this Section 6.4 shall interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary or appropriate to conform with applicable Law. Nothing in this Section 6.4 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.
          (b) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans of the Company for those purposes. Current Employees will not be subject to any eligibility requirements or pre-existing condition limitation under any health employee benefit plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such Current Employees credit under such employee benefit plans for co-payments made and deductibles and maximum out-of-pocket limitations in respect of the year in which the Effective Time occurs.
          (c) No later than two (2) Business Days prior to its distribution, the Company shall provide Parent and Purchaser with a copy of any communication intended to be made to any of its or its Subsidiaries’ employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Purchaser to make reasonable revisions thereto that are not inconsistent with any fiduciary obligations under ERISA.
          (d) This Section 6.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.4, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.4 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their Affiliates or limit in any way the right of Company, Parent, the Surviving Corporation or any of their Affiliates to amend, modify or terminate any of its respective employee benefit plans or arrangements.
          SECTION 6.5. Directors’ and Officers’ Indemnification and Insurance. (a) Parent and Purchaser agree that, and shall cause that, the Surviving Corporation’s certificate of incorporation and bylaws shall contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of the Company than are currently provided in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statutes of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and, in the event that any Proceeding is pending or asserted or any clam made during such period, until the disposition of any such Proceeding or claim,unless such amendment, modification or repeal is required by applicable Law in which case Parent agrees, and shall cause the Surviving Corporation, to make such changes to the certificate of incorporation and the bylaws as to have the least adverse affect on the rights of .the individuals referenced in this Section 6.5.
          (b) Without limiting any additional rights that any Person may have under any agreement or Company Plan described in Section 4.10 of the Company Disclosure Schedule, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) or former officer and director of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries, or of another entity if such service was at the request of the Company, or any action or omission by such person in any such capacity, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Surviving Corporation is permitted to do so under applicable law and the Certificate of Incorporation or Bylaws as at the date hereof. In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the proceeding from the Surviving Corporation to the same extent such Persons have the right to advancement of expenses from the Company as of the date of this Agreement pursuant to the Certificate of Incorporation and Bylaws (provided that any Person to whom expenses are advanced shall have provided an undertaking, but only to the extent required by the DGCL, to repay such advances if it is finally determined that such Person is not entitled to indemnification).
          (c) The Company shall purchase by the Effective Time tail policies to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by the Company, which tail policies (i) shall not have an aggregate premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the existing policies (which amount is set forth in Section 6.5 of the Company Disclosure Schedule), (ii) shall be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (iii) shall contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies (complete and accurate copies of which have been made available to Parent); provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying an aggregate premium in excess of three hundred percent (300%) of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much tail coverage as can be obtained by paying an aggregate premium equal to three hundred percent (300%) of such amount. Parent shall cause such policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
          (d) This Section 6.5 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in clause (a) of this Section 6.5 (whether or not parties to this Agreement). The indemnification provided for in this Section 6.5 shall not be deemed exclusive of any other rights to which the Indemnified Party is entitled pursuant to Law or any Contract set forth in Section 6.5(d) of the Company Disclosure Schedule. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the applicable obligations set forth in this Section 6.5.
          SECTION 6.6. Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by this Agreement; provided, that nothing in this Section 6.6 shall require Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). In furtherance and not in limitation of the foregoing, to the extent required under the HSR Act or Foreign Antitrust Laws, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act or other required filing or application under Foreign Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable (and in no event later than ten (10) Business Days after the date hereof), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Foreign Antitrust Laws, as applicable, and to use its commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain consent, approvals or authorizations under Foreign Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.
          (b) Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any Foreign Antitrust Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.6(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or any Foreign Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Purchaser and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.
          (d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Purchaser and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
          (e) Prior to the Purchase Time, the Company shall use its reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which the Company or any of its Subsidiaries is a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated hereby; provided, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Purchase Time any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contract.
          SECTION 6.7. Takeover Laws. The Company shall, upon the request of Parent or Purchaser, (a) take all reasonable steps to exclude the applicability to the Merger or any other transaction contemplated hereby of any Takeover Laws, and (b) assist in any challenge by Parent or Purchaser to the validity, or the applicability to the Offer, the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.
          SECTION 6.8. Information Statement. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7, as soon as practicable after the consummation of the Offer (or, if requested by Parent, prior thereto), the Company shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld) prepare and file with the SEC the Information Statement in preliminary form as required by the Exchange Act and the rules and regulations promulgated thereunder. The Company shall obtain and furnish the information required to be included in the Information Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Information Statement, and shall cause the Information Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company.
          SECTION 6.9. Subsequent Filings; Certain Information. (a) Until the Control Time, the Company shall timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished (as applicable) by the Company under the Exchange Act, and will promptly deliver to Parent copies of each form, report and document filed with the SEC. As of their respective dates, no report filed by the Company with the SEC pursuant to the requirements of the Exchange Act, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports, shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, in each case in accordance with GAAP (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments which are not, individually or in the aggregate, material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC).
          (b) During the period from the date hereof to the Purchase Time, the Company shall provide or make available to Parent in the electronic data room all material documents and data relating to the results of all assays, preclinical and clinical trials, and any other tests, experiments, analysis or investigations conducted by or on behalf of the Company with respect to each product or product candidate or existing compound of the Company, to the extent such documents and data exist in tangible form and are in the possession of the Company or its Subsidiaries after the execution of this Agreement.
          SECTION 6.10. Public Announcements. Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.
          SECTION 6.11. Notification. The Company shall give reasonably prompt notice to Parent, and Parent shall give reasonably prompt notice to the Company, upon obtaining knowledge of the occurrence or non-occurrence of any event, which is reasonably likely to result in the failure of such party to comply with or satisfy any Offer Condition.
          SECTION 6.12. Approval of Compensation Actions. Prior to the Purchase Time, the Compensation Committee of the Company Board shall take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after October 1, 2007 and prior to the Purchase Time that have not already been so approved.

          SECTION 6.13. Dispositions. Prior to the Purchase Time, Parent and the Company shall take all such actions as may be required (if any) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the SEC staff No-Action Letter dated January 12, 1999 with respect to such subject.
          SECTION 6.14. No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Control Time. Prior to the Control Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VII
CONDITIONS OF MERGER
          SECTION 7.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:
          (a) Unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.7 of this Agreement, the “agreement of merger” (as such term is used in Section 251 of the DGCL) shall have been adopted by the Company Requisite Vote.
          (b) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced (and still be in effect) by any Governmental Entity that prohibits or makes illegal consummation of the Offer, the Merger or any other transaction contemplated hereby.
          (c) Purchaser shall have accepted for purchase and paid for the Shares validly tendered (and not withdrawn) pursuant to the Offer.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 8.1. Termination by Mutual Agreement. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company, by mutual written consent of Parent and the Company.

          SECTION 8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by Parent or the Company at any time prior to the Effective Time, notwithstanding adoption of this Agreement by the stockholders of the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the terms of this Section 8.2 shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such order, decree, ruling or other action or to have the same vacated or made inapplicable to the Offer or the Merger.
          SECTION 8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Purchase Time:
          (a) if (i) Purchaser fails to commence the Offer in violation of Section 1.1 hereof, (ii) the close of business on the date that is one hundred and twenty (120) days after the date of this Agreement (the one hundred and twentieth (120th) day after the date of this Agreement, the “Outside Date”) shall have occurred and Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before such time on the Outside Date, (iii) the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto, (iv) Purchaser, in violation of the terms of this Agreement, fails to accept for payment and to purchase validly tendered Shares pursuant to the Offer, or (v) there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in this Agreement, which breach or inaccuracy would have or would reasonably be expected to have a Parent Material Adverse Effect and which breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent or Purchaser of written notice of such breach or inaccuracy or, if such breach or failure is capable of being cured within such period, it has not been cured within such period; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if any of the events or circumstances referred to in clause (i), (ii), (iii) or (v) directly or indirectly resulted from or was caused by the Company’s failure to perform in all material respects any of its obligations under this Agreement or the failure of the Offer Condition in Paragraph 2(c) of Exhibit A to this Agreement to be satisfied; or
          (b) in accordance with, and subject to the terms and conditions of, Section 6.3(d)(y).
          SECTION 8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Purchase Time, if:
          (a) due to an occurrence or circumstance which would result in a failure of any of the Offer Conditions to be satisfied at any scheduled expiration of the Offer, (i) Purchaser shall not have commenced the Offer within the time required by Section 1.1, (ii) subject to Section 1.1 hereof, the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto, or (iii) the Outside Date shall have occurred and Purchaser shall not have accepted for payment Shares pursuant to the Offer on or before the close of business on the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if the failure of any of the Offer Conditions to be satisfied or the failure of Parent to have accepted for payment Shares pursuant to the Offer directly or indirectly resulted from or was caused by Parent’s or Purchaser’s failure to perform in all material respects any of its obligations under this Agreement; provided, further, that, if the sole unsatisfied Offer Condition is Paragraph 2(c) of Exhibit A to this Agreement, such termination may be effected by Parent prior to the Outside Date only if the breach or failure to perform or comply or to be true and correct is not capable of being cured within thirty (30) days following receipt by the Company of written notice of such breach or failure or, if such breach or failure is capable of being cured within such period, it has not been cured within such period (it being understood that any intentional breach of Section 6.3 shall be deemed incapable of cure); or
          (b) prior to the Purchase Time, (i) a Change of Board Recommendation shall have been effected, or (ii) the Company shall have intentionally breached Section 6.3.
          SECTION 8.5. Effect of Termination. (a) Any termination of this Agreement by Parent pursuant to this Article VIII shall also constitute an effective termination by Purchaser.
          (b) Except as provided in Section 8.5(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than Section 6.2(b) and Articles VIII and IX) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any Person of any liability or damages resulting from willful breach of this Agreement.
          (c) In the event that:
     (i) this Agreement is terminated by the Company pursuant to Section 8.3(b) or by Parent pursuant to Section 8.4(b); or
     (ii) this Agreement is terminated by the Company pursuant to Section 8.3(a)(ii), and (A) at any time on or after the date hereof and prior to such termination a third party shall have made an Acquisition Proposal (whether or not conditional) to the Company Board or the Company or shall have publicly announced an Acquisition Proposal and, in each case, not irrevocably withdrawn such Acquisition Proposal or announcement, or any third party shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal which intention has not been irrevocably withdrawn, and (B) any transaction specified in the definition of “Acquisition Proposal” is consummated with such third party or any other third party within 12 months after the date of such termination or pursuant to any agreement for an Acquisition Proposal entered into within 12 months after the date of such termination (or any amendment or substitute agreement); or
     (iii) this Agreement is terminated by Parent pursuant to Section 8.4(a) as a result of either (x) a failure of the Offer Condition set forth in Paragraph 2(c) of Exhibit A to be satisfied, or (y) a failure of the Minimum Tender Condition to be satisfied at the expiration of the Offer in connection with which Parent has so terminated this Agreement, and in the case of clause (x) or (y), (A) at any time on or after the date hereof and prior to such termination a third party shall have made an Acquisition Proposal (whether or not conditional) to the Company Board or the Company or shall have publicly announced an Acquisition Proposal and, in each case, not irrevocably withdrawn such Acquisition Proposal or such announcement, or such third party shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal which intention has not been irrevocably withdrawn, and (B) any transaction specified in the definition of “Acquisition Proposal” is consummated with such third party or any other third party within 12 months after the date of such termination or pursuant to any agreement for an Acquisition Proposal entered into within 12 months after the date of such termination (or any amendment or substitute agreement);
then in any such case, the Company shall pay Parent a termination fee of $22,500,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Such payment shall be made (1) concurrently with such termination in the case of a termination by the Company pursuant to Section 8.3(b), (2) on the first (1st) Business Day following the date of such termination in the case of a termination by Parent pursuant to Section 8.4(b), (3) on the first (1st) Business Day after the consummation of the transaction referred to in clause (B) of Section 8.5(c)(ii), in the case of a termination fee payable pursuant to Section 8.5(c)(ii), and (4) on the first (1st) Business Day after the consummation of the transaction referred to in clause (B) of Section 8.5(c)(iii), in the case of a termination fee payable pursuant to Section 8.5(c)(iii). For the avoidance of doubt, the Company shall not be required to pay a termination fee pursuant to more than one clause of this Section 8.5(c). For purposes of this Section 8.5(c), “Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.3(h) except that references in the definition to “ten percent (10%)” shall be replaced by “fifty percent (50%)”.
          (d) If Parent timely receives the Termination Fee pursuant to Section 8.5(b), termination of this Agreement and the collection of such fee shall be the sole and exclusive remedy of Parent and Purchaser in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties contained herein, other than a willful breach of the Company’s covenants or agreements contained herein.
          (e) The Company acknowledges that the agreements contained in Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or Purchaser would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.5(c), as applicable, and, in order to obtain such payment, Parent commences a suit which results in a judgment in favor of Parent for the fee set forth in this Section 8.5, the Company shall pay any costs and expenses (including attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Citibank N.A. in effect from time to time during such period plus two percent.
          SECTION 8.6. Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing and mailing of the

Information Statement, the Offer Documents and the Schedule 14D-9 shall be shared equally by Parent and the Company.
          SECTION 8.7. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, (i) after Purchaser purchases any Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and (ii) after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law or any applicable rule or regulation of any stock exchange requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          SECTION 8.8. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Purchaser with the prior written consent of the Company. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
ARTICLE IX
GENERAL PROVISIONS
          SECTION 9.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.
          SECTION 9.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (i) when delivered, if delivered in Person, (ii) when sent, if sent by facsimile or electronic mail, provided that any facsimile or electronic sent is promptly confirmed by telephone, (iii) five (5) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (iv) one (1) Business Day after sending, if sent by overnight delivery, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Purchaser:
SmithKline Beecham Corporation
200 N. 16th Street (FP2355)
Philadelphia, PA 19102
Attention: Carol G. Ashe
Facsimile: 215-751-5349
Email: carol.g.ashe@gsk.com
with an additional copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Victor I. Lewkow, Esq.
Facsimile: 212-225-3999
Email: vlewkow@cgsh.com
          (b) if to the Company:
Sirtris Pharmaceuticals, Inc.
200 Technology Square
Cambridge, MA 02139
Attention: Garen Bohlin, Chief Operating Officer
Facsimile: 617-252-6924
Email: gbohlin@sirtrispharma.com
with an additional copy (which shall not constitute notice) to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Marc A. Rubenstein, Esq.
Facsimile: 617-951-7050
Email: marc.rubenstein@ropesgray.com
          SECTION 9.3. Certain Definitions. For purposes of this Agreement, the term:
          (a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;
          (b) “beneficial owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the term “beneficially owned” or “owns beneficially” shall have a corresponding meaning);

          (c) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;
          (d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;
          (e) “GAAP” means United States generally accepted accounting principles;
          (f) “knowledge” means, with respect to any Person, the actual knowledge of any senior executive officer of such Person and the knowledge that such Person would have obtained in the prudent discharge of his or her ordinary job responsibilities;
          (g) “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impairs the ability of Parent or Purchaser to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement;
          (h) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);
          (i) “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, voting stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other legal entity.
          SECTION 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement shall be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
          SECTION 9.5. Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder.

          SECTION 9.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the rights, benefits and remedies granted to the Indemnified Parties under Section 6.5. For the avoidance of doubt, it is expressly understood and agreed that the provisions of Section 6.4 are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is, is intended to be or shall be deemed to be a third-party beneficiary thereof.
          SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law rules or principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware.
          SECTION 9.8. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          SECTION 9.9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          SECTION 9.10. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of Purchaser under this agreement in accordance with the terms hereof including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with.
          SECTION 9.11. Specific Performance; Jurisdiction. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware.
          (b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, INCLUDING THE OFFER AND MERGER, CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).
          SECTION 9.12. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
          SECTION 9.13. No Other Representations or Warranties. (a) Except for the representations and warranties contained this Agreement, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided by the Company or any of its Subsidiaries.
          (b) Except for the representations and warranties contained in this Agreement, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided to the Company.
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SMITHKLINE BEECHAM CORPORATION
By:	/s/ Carol G. Ashe
	Name:	Carol G. Ashe
	Title:	Vice President and Secretary
Signature Page to Agreement and Plan of Merger

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FOUNTAIN ACQUISITION CORPORATION
By:	/s/ Carol G. Ashe
	Name:	Carol G. Ashe
	Title:	President
Signature Page to Agreement and Plan of Merger

          IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SIRTRIS PHARMACEUTICALS, INC.
By:	/s/ Christoph Westphal
	Name:	Christoph Westphal
	Title:	President, Chief Executive Officer and Vice Chairman

By:	/s/ Garen Bohlin
	Name:	Garen Bohlin
	Title:	Chief Operating Officer
Signature Page to Agreement and Plan of Merger

EXHIBIT A
CONDITIONS TO THE OFFER
     Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).
     1. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, unless, immediately prior to the expiration of the offering period for the Offer, as the same may be extended from time to time (the “Expiration Date”):
          (a) there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by GSK, Parent and Purchaser (together with their wholly-owned Subsidiaries), constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue, after giving effect to Sections 3.2(a) and 3.2(b), pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, whether or not then exercisable) (the “Minimum Tender Condition”); and
          (b) the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement shall have expired or been terminated, and any required approvals or consents in respect of the transactions contemplated by this Agreement shall have been obtained under any applicable Foreign Antitrust Laws (and any applicable waiting periods thereunder have expired or been terminated).
     2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer if any of the following conditions exist:
     (a) there shall have been any Law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that would, or is reasonably likely to: (i) restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement; or (ii) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or Affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by Purchaser pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;
     (b) there shall be pending or threatened (and such threat shall not have been withdrawn), any action, proceeding or counterclaim by any Governmental Entity challenging any of the making or consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement or seeking, directly or indirectly, to result in any of the consequences referred to in clauses (i) and (ii) of Paragraph 2(a) above (provided, that any action, proceeding or counterclaim by a foreign or municipal Governmental Entity shall not cause this condition to fail to be satisfied unless such action, proceeding or counterclaim is reasonably likely to succeed);
     (c) (i) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement, or (ii) any representation or warranty of the Company contained in the Merger Agreement shall not be true and correct; provided, that, for purposes of this Paragraph 2(c):
     (A) all such representations and warranties shall be interpreted without giving effect to the words “materially” or “material” or to any qualification based on such terms or based on the defined term “Material Adverse Effect”;
     (B) any such representation or warranty contained in Section 4.1(b) or Section 4.3 shall be deemed untrue if it shall fail to be true and correct in all but de minimis respects;
     (C) any such representation or warranty (other than any representation or warranty referred to in clause (B) above) shall be deemed untrue if such representation or warranty shall fail to be true and correct in all respects except where the fact, circumstance, change or event giving rise to any such failure of all such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
in each case at any scheduled expiration of the Offer (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date); or
     (e) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;
which, in the reasonable judgment of Parent or Purchaser, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.
     The conditions set forth in Paragraphs 1 and 2 of this Exhibit A are for the benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or

Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to payment of the Offer Price for Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.